Filed with the U.S. Securities and Exchange Commission on August 2, 2023

1933 Act Registration File No. 333-170422
1940 Act File No. 811-22492

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[	X	]
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	24	[	X	]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[	X	]
Amendment No.	27	[	X	]

(Check appropriate box or boxes)

MainGate Trust
(Exact Name of Registrant as Specified in Charter)

6075 Poplar Ave., Suite 720
Memphis, TN 38119
(Address of Principal Executive Offices)

(Registrant’s Telephone Number, including Area Code) - (901) 537-1866

Geoffrey P. Mavar
MainGate Trust
6075 Poplar Ave., Suite 720
Memphis, TN 38119
(Name and Address of Agent for Service)

With copies to:

Dee Anne Sjögren
Faegre Drinker Biddle & Reath LLP
1500 K Street NW, Suite 1100
Washington, DC 20005

It is proposed that this filing will become effective

☒	immediately upon filing pursuant to paragraph (b)
☐	on __________ pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on __________ pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on __________ pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box

[ ]    this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

This amendment consists of the following:

(1) Facing sheet of the Registration Statement; and
(2) Part C of the Registration Statement (including signature page).

The Prospectus and Statement of Additional Information are incorporated by reference from Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of MainGate Trust filed on March 31, 2023.

Explanatory Note: This Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of MainGate Trust is being filed in order to file as Exhibit 99.j(2) the Consent of Independent Registered Public Accounting Firm Cohen & Company, Ltd.

MAINGATE TRUST
PART C

OTHER INFORMATION

Item 28. Exhibits

(a)		Agreement and Declaration of Trust – is herein incorporated by reference to Registrant’s Pre-Effective Amendment on Form N-1A filed on November 5, 2010.

(b)		ByLaws – are herein incorporated by reference to Registrant’s Pre-Effective Amendment on Form N-1A filed on November 5, 2010.

(c)		Instruments Defining Rights of Security Holders – None.

(d)		Investment Advisory Agreement – is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 2 on Form N-1A filed on March 29, 2012.

(e)		Distribution Agreement – is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

(A)
Novation Agreement dated March 2020 by and between Quasar Distributors, LLC, MainGate MLP Fund and Chickasaw Capital Management LLC – is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 22 on Form N-1A filed on March 29, 2022.

(B)
Novation Agreement dated October 2021 by and between Quasar Distributors, LLC, MainGate MLP Fund and Chickasaw Capital Management LLC – is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 22 on Form N-1A filed on March 29, 2022.

(f)		Bonus or Profit Sharing Contracts – None.

(g)		Custodian Agreement – is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

(h)	(1)	Fund Administration Servicing Agreement is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

	(2)	Fund Accounting Servicing Agreement is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

	(3)	Transfer Agent Servicing Agreement is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

		(A)	Addendum to Transfer Agent Servicing Agreement is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 15 on Form N-1A filed on March 28, 2018.

	(4)	Expense Cap Side Letter – is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 22 on Form N-1A filed on March 29, 2022.

	(5)	Power of Attorney dated January 10, 2011 is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

	(6)	Vigilant Compliance Services Service Agreement is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 7 on Form N-1A filed on March 26, 2014.

	(7)	Vigilant Compliance Services Addendum to Services Agreement is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 7 on Form N-1A filed on March 26, 2014.

(i)	(1)	Legal Opinion – is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

(j)	(1)	Consent of Independent Registered Public Accounting Firm BDO USA, LLP is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 23 on Form N-1A filed on March 31, 2023.

	(2)	Consent of Independent Registered Public Accounting Firm Cohen & Company, Ltd. – filed herewith.

(k)		Omitted Financial Statements – None.

(l)		Initial Capital Agreements – are herein incorporated by reference to Registrant’s Pre-Effective Amendment on Form N-1A filed on February 4, 2011.

(m)	(1)	Rule 12b-1 Plan – Class A Rule 12b-1 Plan is herein incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 on Form N-1A filed on February 4, 2011.

	(2)	Rule 12b-1 Plan – Class C Rule 12b-1 Plan is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 7 on Form N-1A filed on March 26, 2014.

(n)		Amended and Restated Rule 18f-3 Plan is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 7 on Form N-1A filed on March 26, 2014.

(o)		Reserved.

(p)	(1)	Code of Ethics – is herein incorporated by reference to Registrant’s Post-Effective Amendment No. 2 on Form N-1A filed on March 29, 2012.

Item 29.  Persons Controlled by or Under Common Control with Registrant

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30.  Indemnification

Pursuant to Rule 484 under the Securities Act of 1933, as amended, (the “Securities Act”) the Registrant furnishes the following undertaking:  “Insofar as indemnification for liability arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.”

Item 31.  Business and Other Connections of Investment Adviser

With respect to Chickasaw Capital Management, LLC (the “Adviser”), the response to this Item will be incorporated by reference to the Advisor’s current Uniform Application for Investment Adviser Registration (Form ADV) on file with the SEC (File No. 801-62121).  The Adviser’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

Item 32.  Principal Underwriter

(a)Quasar Distributors, LLC, the Registrant’s principal underwriter, serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.American Trust Allegiance Fund, Series of Advisors Series Trust
2.Capital Advisors Growth Fund, Series of Advisors Series Trust
3.Chase Growth Fund, Series of Advisors Series Trust
4.Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
5.Edgar Lomax Value Fund, Series of Advisors Series Trust
6.First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
7.First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
8.Fort Pitt Capital Total Return Fund, Series of Advisors Series Trust
9.Huber Large Cap Value Fund, Series of Advisors Series Trust
10.Huber Mid Cap Value Fund, Series of Advisors Series Trust
11.Huber Select Large Cap Value Fund, Series of Advisors Series Trust
12.Huber Small Cap Value Fund, Series of Advisors Series Trust
13.Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
14.O’Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
15.PIA BBB Bond Fund, Series of Advisors Series Trust
16.PIA High Yield Fund, Series of Advisors Series Trust
17.PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.PIA MBS Bond Fund, Series of Advisors Series Trust
19.PIA Short-Term Securities Fund, Series of Advisors Series Trust
20.Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
21.Poplar Forest Partners Fund, Series of Advisors Series Trust
22.Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
23.Pzena International Small Cap Value Fund, Series of Advisors Series Trust
24.Pzena International Value Fund, Series of Advisors Series Trust
25.Pzena Mid Cap Value Fund, Series of Advisors Series Trust
26.Pzena Small Cap Value Fund, Series of Advisors Series Trust
27.Reverb ETF, Series of Advisors Series Trust
28.Scharf Fund, Series of Advisors Series Trust
29.Scharf Global Opportunity Fund, Series of Advisors Series Trust
30.Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
31.Semper MBS Total Return Fund, Series of Advisors Series Trust
32.Semper Short Duration Fund, Series of Advisors Series Trust
33.Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
34.Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
35.VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust
36.The Aegis Funds
37.Allied Asset Advisors Funds
38.Angel Oak Funds Trust
39.Angel Oak Strategic Credit Fund
40.Barrett Opportunity Fund, Inc.
41.Brookfield Investment Funds
42.Buffalo Funds
43.Cushing® Mutual Funds Trust
44.DoubleLine Funds Trust
45.EA Series Trust (f/k/a Alpha Architect ETF Trust)
46.Ecofin Tax-Advantaged Social Impact Fund, Inc.

47.AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
48.AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
49.AAM S&P 500 Emerging Markets High Dividend Value ETF, Series of ETF Series Solutions
50.AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
51.AAM S&P Developed Markets High Dividend Value ETF, Series of ETF Series Solutions
52.AAM Transformers ETF, Series of ETF Series Solutions
53.AlphaMark Actively Managed Small Cap ETF, Series of ETF Series Solutions
54.Aptus Collared Income Opportunity ETF, Series of ETF Series Solutions
55.Aptus Defined Risk ETF, Series of ETF Series Solutions
56.Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
57.Aptus Enhanced Yield ETF, Series of ETF Series Solutions
58.Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
59.Blue Horizon BNE ETF, Series of ETF Series Solutions
60.BTD Capital Fund, Series of ETF Series Solutions
61.Carbon Strategy ETF, Series of ETF Series Solutions
62.Cboe Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
63.ClearShares OCIO ETF, Series of ETF Series Solutions
64.ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
65.ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
66.Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
67.Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
68.Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
69.ETFB Green SRI REITs ETF, Series of ETF Series Solutions
70.Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
71.Hoya Capital Housing ETF, Series of ETF Series Solutions
72.iBET Sports Betting & Gaming ETF, Series of ETF Series Solutions
73.International Drawdown Managed Equity ETF, Series of ETF Series Solutions
74.LHA Market State Alpha Seeker ETF, Series of ETF Series Solutions
75.LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
76.LHA Market State Tactical Q ETF, Series of ETF Series Solutions
77.LHA Risk-Managed Income ETF, Series of the ETF Series Solutions
78.Loncar Cancer Immunotherapy ETF, Series of ETF Series Solutions
79.Loncar China BioPharma ETF, Series of ETF Series Solutions
80.McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
81.Nationwide Dow Jones® Risk-Managed Income ETF, Series of ETF Series Solutions
82.Nationwide Nasdaq-100 Risk-Managed Income ETF, Series of ETF Series Solutions
83.Nationwide Russell 2000® Risk-Managed Income ETF, Series of ETF Series Solutions
84.Nationwide S&P 500® Risk-Managed Income ETF, Series of ETF Series Solutions
85.NETLease Corporate Real Estate ETF, Series of ETF Series Solutions
86.Opus Small Cap Value ETF, Series of ETF Series Solutions
87.Roundhill Acquirers Deep Value ETF, Series of ETF Series Solutions
88.The Acquirers Fund, Series of ETF Series Solutions
89.U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
90.U.S. Global JETS ETF, Series of ETF Series Solutions
91.U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
92.US Vegan Climate ETF, Series of ETF Series Solutions
93.First American Funds, Inc.
94.FundX Investment Trust
95.The Glenmede Fund, Inc.
96.The Glenmede Portfolios
97.The GoodHaven Funds Trust
98.Greenspring Fund, Incorporated
99.Harding, Loevner Funds, Inc.
100.Hennessy Funds Trust
101.Horizon Funds
102.Hotchkis & Wiley Funds
103.Intrepid Capital Management Funds Trust
104.Jacob Funds Inc.
105.The Jensen Quality Growth Fund Inc.
106.Kirr, Marbach Partners Funds, Inc.

107.Core Alternative ETF, Series of Listed Funds Trust
108.Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
109.Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
110.LKCM Funds
111.LoCorr Investment Trust
112.MainGate Trust
113.ATAC Rotation Fund, Series of Managed Portfolio Series
114.Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
115.Ecofin Global Energy Transition Fund, Series of Managed Portfolio Series
116.Ecofin Global Renewables Infrastructure Fund, Series of Managed Portfolio Series
117.Ecofin Global Water ESG Fund, Series of Managed Portfolio Series
118.Ecofin Sustainable Water Fund, Series of Managed Portfolio Series
119.Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
120.Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
121.Kensington Active Advantage Fund, Series of Managed Portfolio Series
122.Kensington Capital Defender Fund, Series of Managed Portfolio Series
123.Kensington Dynamic Growth Fund, Series of Managed Portfolio Series
124.Kensington Managed Income Fund, Series of Managed Portfolio Series
125.LK Balanced Fund, Series of Managed Portfolio Series
126.Muhlenkamp Fund, Series of Managed Portfolio Series
127.Nuance Concentrated Value Fund, Series of Managed Portfolio Series
128.Nuance Concentrated Value Long Short Fund, Series of Managed Portfolio Series
129.Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
130.Port Street Quality Growth Fund, Series of Managed Portfolio Series
131.Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
132.Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series
133.Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
134.Reinhart International PMV Fund, Series of Managed Portfolio Series
135.Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
136.Tortoise Energy Infrastructure and Income Fund, Series of Managed Portfolio Series
137.Tortoise Energy Infrastructure Total Return Fund, Series of Managed Portfolio Series
138.Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
139.V-Shares MSCI World ESG Materiality and Carbon Transition ETF, Series of Managed Portfolio Series
140.V-Shares US Leadership Diversity ETF, Series of Managed Portfolio Series
141.Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
142.Hood River International Opportunity Fund, Series of Manager Directed Portfolios
143.Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
144.Mar Vista Strategic Growth Fund, Series of Manager Directed Portfolios
145.Vert Global Sustainable Real Estate Fund, Series of Manager Directed Portfolios
146.Matrix Advisors Funds Trust
147.Matrix Advisors Value Fund, Inc.
148.Monetta Trust
149.Nicholas Equity Income Fund, Inc.
150.Nicholas Fund, Inc.
151.Nicholas II, Inc.
152.Nicholas Limited Edition, Inc.
153.North Square Investments Trust
154.Oaktree Diversified Income Fund, Inc.
155.Permanent Portfolio Family of Funds
156.Perritt Funds, Inc.
157.Procure ETF Trust II
158.Professionally Managed Portfolios
159.Prospector Funds, Inc.
160.Provident Mutual Funds, Inc.
161.Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
162.Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
163.Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
164.Aquarius International Fund, Series of The RBB Fund, Inc.
165.Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
166.Boston Partners Emerging Markets Dynamic Equity Fund, Series of The RBB Fund, Inc.

167.Boston Partners Emerging Markets Fund, Series of The RBB Fund, Inc.
168.Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
169.Boston Partners Global Long/Short Fund, Series of The RBB Fund, Inc.
170.Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
171.Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
172.Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
173.Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
174.Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
175.Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
176.Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
177.Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
178.Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
179.Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
180.Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
181.Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
182.SGI Global Equity Fund, Series of The RBB Fund, Inc.
183.SGI Peak Growth Fund, Series of The RBB Fund, Inc.
184.SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
185.SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
186.SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
187.SGI U.S. Small Cap Equity Fund, Series of The RBB Fund, Inc.
188.US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
189.US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
190.US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
191.US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
192.US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
193.US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
194.US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
195.US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
196.US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
197.US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
198.WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
199.WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
200.The RBB Fund Trust
201.RBC Funds Trust
202.Series Portfolios Trust
203.Thompson IM Funds, Inc.
204.TrimTabs ETF Trust
205.Trust for Advised Portfolios
206.Barrett Growth Fund, Series of Trust for Professional Managers
207.Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
208.Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
209.CrossingBridge Low Duration High Yield Fund, Series of Trust for Professional Managers
210.CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
211.CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
212.RiverPark Strategic Income Fund, Series of Trust for Professional Managers
213.Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
214.Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
215.Jensen Quality Value Fund, Series of Trust for Professional Managers
216.Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
217.Terra Firma US Concentrated Realty Fund, Series of Trust for Professional Managers
218.USQ Core Real Estate Fund
219.Wall Street EWM Funds Trust
220.Wisconsin Capital Funds, Inc.

(b)The following are the officers and manager of Quasar Distributors, LLC, the Registrant’s principal underwriter. The main business address of Quasar Distributors, LLC is 111 E. Kilbourn Avenue, Suite 2200, Milwaukee, WI 53202.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Weston Sommers	Three Canal Plaza, Suite 100, Portland ME 04101	Financial and Operations Principal and Chief Financial Officer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None
Susan L. LaFond	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Vice President and Chief Compliance Officer and Treasurer	None
    (c)    Not applicable.
Item 33.  Location of Accounts and Records

The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202
Registrant’s Custodian	U.S. Bank National Association 1555 North Rivercenter Drive, Suite 302 Milwaukee, WI 53212
Registrant’s Distributor	Quasar Distributors, LLC 111 East Kilbourn Avenue, Suite 2200 Milwaukee, WI 53202
Registrant’s Investment Adviser	Chickasaw Capital Management, LLC 6075 Poplar Avenue, Suite 720 Memphis, TN 38119

Item 34.  Management Services
Not applicable.
Item 35.  Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment No. 24 to its Registration Statement under rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 24 to its Registration Statement to be signed below on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee on the 2nd day of August, 2023.

MainGate Trust

By: /s/Matthew G. Mead
Matthew G. Mead
President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 24 to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew G. Mead	Trustee and President	August 2, 2023
Matthew G. Mead

/s/ Geoffrey P. Mavar	Trustee and Chief Financial Officer	August 2, 2023
Geoffrey P. Mavar

/s/ Robert A. Reed*	Trustee	August 2, 2023
Robert A. Reed

/s/ Darrison N. Wharton*	Trustee	August 2, 2023
Darrison N. Wharton

/s/ David C. Burns*	Trustee	August 2, 2023
David C. Burns

/s/ Marshall K. Gramm*	Trustee	August 2, 2023
Marshall K. Gramm

/s/ Barry Samuels*	Trustee	August 2, 2023
Barry Samuels

/s/ Moss W. Davis*	Trustee	August 2, 2023
Moss W. Davis

By: /s/ Geoffrey P. Mavar
Attorney-in-fact

*Signed pursuant to power of attorney filed in Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on February 4, 2011.

EXHIBIT INDEX

Exhibit	Exhibit No.

Consent of Independent Registered Public Accounting Firm Cohen & Company, Ltd.	EX.99.j(2)